Exhibit 99.1

Gap Inc. Announces Old Navy Leadership Change

April 21, 2022, San Francisco, Calif. – Gap Inc. (NYSE: GPS) announced today that Old Navy President and CEO Nancy Green is exiting the Old Navy business this week.

“We believe in the power and potential of the Old Navy brand and the contribution it will have as we execute our Power Plan strategy and drive value creation at Gap Inc.,” said Gap Inc. CEO Sonia Syngal. “As we look to seize Old Navy’s potential, particularly amidst the macro-economic dynamics facing our industry, we believe now is the right time to bring in a new leader with the operational rigor and creative vision to execute on the brand’s unique value proposition. I want to thank Nancy Green for her decades of leadership and passion for our brands and customers, as well as the communities we serve.”

While an external search is underway, Gap Inc. Chief Executive Officer Sonia Syngal will work closely with the Old Navy team, which combines new perspectives with strong tenure, to lead through this transition until a new Brand President is identified.

In light of the macro-economic dynamics as well as the execution challenges at the Old Navy brand, the company is updating its first quarter fiscal 2022 net sales growth guidance to approximately low to mid-teens year-over-year declines from its prior guidance of mid to high single digit year-over-year declines. The company has also taken a more aggressive approach to assortment balancing resulting in increased promotional levels primarily at Old Navy. The company will be providing updated fiscal 2022 guidance when it reports first quarter fiscal 2022 results on Thursday, May 26.

Forward-Looking Statements
This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: net sales in the first quarter of fiscal 2022 and promotional levels in fiscal 2022. For information regarding risks and uncertainties associated with our business and a discussion of some of the factors that may cause actual results to differ materially from the results expressed or implied by such forward-looking statements, please refer to our SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2021 net sales were $16.7 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Emily Gacka
(415) 427-1972
Investor_relations@gap.com

Media Relations Contact:
Summer Schiavone
Press@gap.com